                                                                   EXHIBIT 10.17

                     PROGRAMMING DISTRIBUTION AGREEMENT
                     ------------------------------------

THIS PROGRAMMING DISTRIBUTION AGREEMENT ("Agreement") is made as of the 28th day of September, 1994, by and between Jones Education Networks, Inc., a Colorado corporation ("Jones"), and Space Vision, Inc., a corporation organized under the laws of the Republic of China ("Distributor"), whose address is 9F, A2, No.97,
Section 2, Tun Haw S. Rd., Taipei, Taiwan.

IN CONSIDERATION OF THE MUTUAL COVENANTS, STIPULATIONS AND REPRESENTATIONS CONTAINED HEREIN, THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.   GRANT OF EXCLUSIVE LICENSE
     --------------------------

     (a) Subject to the limitations, terms and conditions of this Agreement, Jones hereby grants to Distributor the exclusive license to Distribute (as defined below) the programming identified on Exhibit A attached to this
                                                  ---------
     Agreement, as such Exhibit may be amended from time to time in accordance with Section 3(a) hereof (the "Programming"), to cable television system(s) located in Taiwan, the Republic of China (each a "System" and collectively the "Systems").

     (b) For purposes of this Agreement, the "Operating Area" of any System shall mean the geographical area where the operator of the System is authorized to construct, operate, manage or maintain a cable television system by the appropriate governmental authority of the Republic of China.

     (c) For purposes of this Agreement, "Distribute" shall mean the delivery of the Programming to Systems by video tape, or by satellite or microwave signal, and the subsequent delivery to subscribers through the Systems' cable distribution plant.

2.   TERM AND TERMINATION
     --------------------

     (a) Unless earlier terminated as provided in this Agreement, the term of this Agreement shall commence on September 28, 1994, and terminate three
     (3) years from and after the data when Programming is available for distribution by Distributor. This Agreement shall automatically renew for successive one (1) year terms unless either party gives written notice of termination at least forty-five (45) days prior to the expiration of the then current term.

     (b) Except as otherwise provided herein, neither Distributor nor Jones may terminate this Agreement except upon sixty (60) days prior written notice and then only if the other has made a material misrepresentation in this Agreement or breaches any of its material obligations in this Agreement and such misrepresentation or breach

     (which shall be specified in such notice) is not or cannot be cured within sixty (60) days of such notice.

3.   CONTENT OF PROGRAMMING
     ----------------------

     (a) Jones shall have the exclusive authority to determine from time to time the content, selection and format of the programming that will constitute the Programming, and shall have the right to amend Exhibit A
                                                                   ---------
     from time to time during the term of this Agreement to change, substitute or alter the description of the Programming. Jones agrees to consult with Distributor from time to time in order to obtain the advice of the Distributor as to the type of Programming that will be most attractive to the local market.

     (b) Jones shall make available for transfer to Distributor, FOB Englewood, Colorado or such other no more distant shipping point selected by Jones, master video tapes of the Programming in BETACAM NTSC format for initial channel launch on January 1, 1995 and thereafter monthly throughout the term of this Agreement. The tapes provided shall be subtitled in Mandarin Chinese unless, in the exercise of Jones' reasonable judgment, such subtitling is unnecessary or the content of the program is not suited for subtitling; provided, however, that Jones shall consult with Distributor prior to the initial launch of the Programming in Taiwan, and from time to time thereafter, regarding the general standards that Jones will use to determine whether the content of any program is not suited for subtitling. The Programming shall initially consist of forty-two (42) hours of Programming per week, which shall be in six (6) hour daily blocks (each, a "Programming Block"). Jones shall make the tapes available to Distributor at least thirty (30) days prior to the anticipated airing of the Programming by Distributor. Distributor's right to distribute the Programming contained on the video tapes or any copies made therefrom shall expire ten (10) days after the date on which such Programming was scheduled to be cablecast unless otherwise approved by Jones. Jones will make available to Distributor the Programming schedule for each month no less than forty-five (45) days prior to the first day of the scheduled month.

     (c) If any of the BETACAM master tapes delivered by Jones to Distributor are defective, Jones shall deliver new master tapes without defects to the point of entry in Taipei, Taiwan, within seven days after receiving written notice from the Distributor.

4.   TAPE FEES AND PAYMENTS
     ----------------------

     (a)  On or before the thirtieth (30th) day following the conclusion of each calendar month throughout the term of this Agreement, Distributor shall pay to Jones' designated payment agent, Higher Education Group,
     Inc., doing business as American Higher Education Centers, Inc. ("AHEC"), tape fees in an amount calculated in accordance with the provisions of Exhibit B attached hereto and payable in NTD equivalent. For the two years
     ---------
     beginning January 1, 1995, the NTD equivalent shall be determined using the U.S. Dollar to NTD exchange rate in effect at the time of payment, as quoted by Citibank or its successor financial institution. Beginning January 1, 1997, and each year thereafter during the term of this Agreement, the equivalent for such year shall be determined by using the average end of month U.S. Dollar to NTD exchange rate during the previous two-year period, as quoted by Citibank or its successor financial institution. Jones may designate a different payment agent by giving written notice to Distributor. Distributor unconditionally guarantees the payment of the Minimum Guaranteed Tape Fees set forth on Exhibit B regardless of the actual number of subscribers that receive the Programming. The payment of the Minimum Guaranteed Tape Fee for the first three months of 1995 will be paid to Jones' designated payment agent in advance no later than the close of business on October 15, 1994 in the amount of USD 155,700.

     (b) Jones' payment agent shall invoice Distributor for monthly tape fees. Failure, for any reason, to receive an invoice for a particular monthly payment shall not relieve Distributor of its obligation to make any payment in a timely manner consistent with the terms of this Agreement. If Distributor is in default with respect to any payment required by Section 4(a), in addition to Distributor's liability for the amount in default, Distributor shall pay interest of one and one-half percent (1-1/2%) per month, prorated for partial months, of the amount in default, and in addition, Distributor shall be liable for all reasonable costs and expenses (including court costs and attorneys' fees) incurred by Jones or AHEC in collecting any past due payments. If Distributor is in default with respect to any payment required by Section 4(a) and such default remains uncured for more than sixty (60) calendar days, or, if Distributor defaults in its payment obligations under Section 4(a) two or more times in any twelve month period, then, at the option of Jones, the exclusive right to distribute granted in Section l(a) may be terminated; provided that the termination of such rights shall not terminate this agreement or relieve Distributor of any of its obligations hereunder.

     (c) Accompanying each payment during the term of this Agreement, Distributor shall provide a true and complete monthly report, signed and certified by the chief financial officer of Distributor or his/her authorized designee, in a form satisfactory to Jones, identifying each System on which the Programming is carried and the chargeable number of subscribers of each System, as agreed upon by the System and Distributor, during the subject payment period, and specifying the gross revenues received, directly or indirectly, by Distributor from each System during the subject payment period for the Programming, and containing such other information as may be reasonably required by Jones for accurate billing purposes.

     (d) Distributor shall keep true and accurate books and records directly relating to this Agreement in accordance with generally accepted accounting principles. All such books and records shall be maintained by Distributor for a period of three (3) years following the year to which such books and records relate. Jones, AHEC or their authorized representatives shall have the right, at their own cost, to inspect, audit and copy any such books and records of Distributor. Such inspection, auditing and copying shall be limited to two times per year. Further, Jones shall provide at least 10 days prior written notice before such inspection, auditing or copying. Jones and AHEC agree that the books and records of Distributor shall be subject to the confidentiality provisions of Article 10 of this Agreement. Acceptance by Jones or its agents of any payment by Distributor shall not be construed as acceptance of any calculation thereof or any aforementioned subscriber count supplied in the monthly report, or as a waiver of any rights of Jones hereunder.

5.   DISTRIBUTION OF PROGRAMMING
     ---------------------------

     (a) Distributor shall distribute the Programming, and shall require each System operator to distribute the Programming, in its entirety without addition, deletion, alteration, editing or amendment, including any copyright notices, credits and similar notices, trademarks or tradenames included in the Programming unless otherwise approved in writing by Jones. During the term of this Agreement, Distributor shall require that the Programming appear on each System on the "basic" tier of service, which for purposes of this Agreement means the tier of service with the highest Penetration (as hereinafter defined). For the purposes of this Section, the term "Penetration" means the ratio of the number of subscribers in any System receiving and paying for the level or tier of cable television service to the total number of subscribers of the System.

     (b) Distributor shall distribute the Programming throughout the entire term of this Agreement, and require in writing that each System operator use the Programming, only in accordance with the limitations, terms and conditions of this Agreement, and will not replace, delete, terminate or otherwise disrupt, discontinue or cease transmission of the Programming, or by agreement or contract permit or allow any System operator to do any of the foregoing. The Programming Block for a particular day shall be repeated on each System such that the Programming shall constitute a full twenty-four (24) hour per day channel on each System.

     (c) Distributor shall designate or cause to be designated one (1) channel on each System for the delivery of the Programming and the Programming shall not be wrapped with or exhibited on any shared channel basis with any other programming.

     (d) The Programming shall be aired in accordance with the schedule provided by Jones. In the event that such an airing schedule is not met due to causes beyond the control of Distributor, the Programming shall be aired as immediately as possible after the correction of the problem causing the original failure to deliver the Programming.

     (e) Distributor is authorized to and shall copy the BetaCam master provided by Jones in sufficient quantities as shall be necessary for each System and shall timely deliver the tapes to the System operators. Distributor shall take reasonable and practical security measures to prevent the unauthorized copying or taping by others. Jones represents and warrants that Distributor shall have the right to Distribute, and

     System operators shall have the right to cablecast, the Programming without any claims of infringement or other third party claims, and that the Programming shall be free from restrictions or limitations imposed by third parties, affecting the distribution of the Programing. Jones shall be solely responsible to remove any such limitations or restrictions. Distributor shall not distribute or exhibit, and shall not authorize, license or permit the distribution or exhibition of, the Programming by any means or device, whether now known or hereafter devised, other than through Systems which hold all necessary licenses and permits to operate in Taiwan.

6.   OTHER COST
     ----------

     In addition to the tape fees payable by Distributor pursuant to Section 4 of this Agreement, and any other costs payable by Distributor pursuant to this Agreement, Distributor shall pay all customs, VAT or other taxes, fees or charges related to the distribution of the copies of the tapes and Programming to the Systems and airing of the Programming or the use of the tapes and Programming in Taiwan. Distributor shall be responsibie for the payment of all customs, VAT or other taxes, fees or charges related to the importation or use of the BetaCam master tapes and any promotional materials.

7.   PROMOTION AND MARKETING OF THE PROGRAMMING
     ------------------------------------------

     (a) Distributor shall use its best effort, to promote, market and sell the Programming to Systems in Taiwan. Distributor shall promote and market the Programming on a basis and to an extent equal to the marketing and promotion efforts devoted to the other channels included in any package of service in which the Programming is included.

     (b) Jones, at no additional cost to Distributor, may from time to time during the term of this Agreement supply Distributor with promotional material related to the Programming. The promotional materials may include but not necessarily be limited to course catalogs, program schedules and advertising slicks. Distributor shall use good faith efforts to distribute any such promotional material to System operators and persons receiving the Programming and in connection with its efforts to gain subscribers.

     (c) At Jones' request, Distributor shall provide Jones with all available data regarding the viewership, marketing and promotion of the Programming by Distributor. Subject to applicable federal, state and local law (including, the franchises pursuant to which the Systems are operated), Distributor shall also render such other reasonable assistance to Jones as Jones may request in connection with any marketing test, survey, poll or other research which Jones may undertake in connection with the Programming.

     (d) Jones shall obtain the agreement of AHEC to maintain in Taiwan an educational service center to support the students who enroll in counts of study offered in conjunction with the Programming.

8.   TRADEMARKS
     ----------

     All right, title and interest in and to the videotapes shall pass to Distributor upon transfer, provided that all right, title and interest in and to the Programming contained on the videotapes, and all materials, ideas, formats and concepts, computer software or other rights of whatever nature related thereto, shall remain the property of Jones and/or its affiliates. Further, Distributor acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Jones and/or its affiliates in connection with the Programming (the "Marks") are the sole and exclusive property of Jones and/or its affiliates, and no rights or ownership are intended to be or shall be transferred to Distributor pursuant to this Agreement. Distributor may use the Marks to advertise and promote the carriage of the Programming by Systems. Distributor may authorize an operator of a System to use the Marks only (i) to advertise and promote the Programming in a manner approved by Jones, and (ii) in the carriage of the Programming on the operator's System. Distributor shall notify Jones of any unauthorized use of the Marks of which it has knowledge, and shall cooperate with all reasonable requests made by Jones in seeking to prohibit or remediate such unauthorized use. Jones shall provide Distributor with samples of the Marks, which Distributor shall use in their entirety (including all service mark and trademark notices) whenever the Marks are used by Distributor.

9.   REPRESENTATIONS AND INDEMNIFICATION
     -----------------------------------

     (a) Jones represents and warrants to Distributor that (i) it is a corporation duly organized and validly existing, under the laws of the State of Colorado; (ii) Jones has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder;
     (iii) Jones is under no contractual or other legal obligation that in any way interferes with its ability to fully, promptly and completely perform hereunder; and (iv) nothing contained in the Programing shall violate the civil or property rights, copyrights, trademark rights or right of privacy of any person, firm or corporation.

     (b) Distributor represents and warrants to Jones that (i) Distributor is a corporation duly organized and validly existing under the laws of the Republic of China; (ii) Distriburor has the requisite power and authority to enter into this Agreement and to fully perform its obligations in this Agreement; (iii) Distributor is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

     (c) Distributor and Jones shall each indemnify and forever hold harmless the other, the other's affiliate companies and their respective officers, directors, employees and agents from all liabilities, claims, costs, damages and expenses (including, without limitation, reasonable counsel fees) arising out of any breach or claimed breach by it of any representation or any of its obligations pursuant to this Agreement. Jones's liability for damages arising out of its inability or failure to deliver the Programming shall be limited to tape fee credits for the period of any such failure.

     (d) The party entitled to indemnification hereunder (the "Indemnified Party") shall notify the other party hereto (the "Indemnifying Party") in writing of the claim or action for which such indemnity allegedly applies. The Indemnifying Party shall undertake the defense of any such claim or action and permit the Indemnified Party to participate therein at the Indemnified Party's own expense. The settlement of any such claim or action by an Indemnified Party without the Indemnifying Party's prior written consent shall release the Indemnifying Party from its obligations under this Agreement with respect to such claim or action so settled.

     (e) Neither party shall be liable to the other for the failure to fulfill its obligations under this Agreement (other than the obligation to make all payments when due) to the extent such failure is caused by or arises out of an act of war, strike, riot, labor dispute, national disaster, technical failure, or any other reason beyond the control of the party whose obligation is prevented during the period of such occurrence.

     (f) Distributor shall not be liable for any action or omission to act by the Systems which results in an infringement of the copyright or any other right of Jones or its affiliates, so long as Distributor is in compliance with its obligations as set forth in this Agreement and provided that Distributor has not authorized, and has used its best efforts to avoid, any such action or omission.

10.  CONFIDENTIALITY
     ---------------

     Neither Distributor nor Jones shall disclose to any third party (other than its respective affiliates and employees), any information with respect to the terms and provisions of this Agreement, including by way of press release(s), except: (i) to the extent necessary to comply with law or legal reporting or disclosure requirements or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other as promptly as practicable and, if possible, prior to making such disclosure shall seek confidential treatment of such information; (ii) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys; provided, however that
                                                         --------  --------
     such parent company, auditors and attorneys agree to be bound by the provisions of this Section; (iii) in order to enforce its rights pursuant to this Agreement; and (iv) if mutually agreed by Distributor and Jones in writing.

11.  GENERAL
     -------

     (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstandlng the foregoing, this Agreement may not be assigned by Distributor without the prior written consent of Jones.

     (b) Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners or joint venturers as between Distributor and Jones. Neither Distributor nor Jones shall be or hold itself out as the agent of the other under this Agreement. The obligations of Distributor and Jones under this Agreement are subject to all applicable federal, state and local laws, rules and regulations.

     (c) A waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed or construed as a continuing waiver or a waiver of any subsequent breach of this Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, oral or written between the parties. This Agreement may not be modified except in a writing executed by both parties to this Agreement.

     (d) This Agreement and all collateral matters shall be construed in accordance with the internal laws of the Republic of China.

     (e) The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

     (f) All notices, statements and other communications given under this Agreement shall be in writing and shall be delivered by facsimile transmission, telegraph, personal delivery, certified mail, return receipt requested, or by next day express delivery, addressed, if to Jones to AHEC at 5F-l, 32 Roosevelt Road, Section 1, Taipei 100, Taiwan, Republic of China (Fax: 886-2-322-5323), with a copy to Jones Education Networks, Inc. at 9697 East Mineral Avenue, P.O. Box 3309, Englewood, Colorado 80155, Attn.: President (Fax: 303-799-1644); and if to Distributor, at its address set forth in the first paragraph of this Agreement, or by facsimile at 886-2-706-6340. The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date and year first written above.


                                       SPACE VISION, INC.


                                        /s/ Rudolph Lee
                                       ---------------------------
                                       Rudolph Lee
                                       Chairman


                                       JONES EDUCATION NETWORKS, INC.

                                        /s/ Gregory J. Liptak
                                       -----------------------------
                                       Gregory J. Liptak
                                       Group President/Global Distribution


AHEC HEREBY AGREES TO PERFORM ITS OBLIGATIONS AS SET FORTH IN THIS AGREEMENT.


HIGHER EDUCATION GROUP, INC.



By:   /s/ David J. Figuli
     -----------------------
     David J. Figuli
     President

                                   Exhibit A
                                   ---------
                                      to
                                      --
                      Programming Distribution Agreement
                      ----------------------------------


                        Description of the Programming
                        ------------------------------


The daily Programming Blocks will generally consist of some combination, to be determined by Jones, of educational programming that falls into one or more of the following areas:

1. Academic Instruction - instruction on subjects such as basic accounting, business writing, communications skills, math and science.

2. Computer Skills - instruction on basic computer skills, how to buy computer products and use of computer software applications.

3. Pragmatic Skills - programming designed to allow the viewer access to new skills immediately applicable to everyday life.

4. General Interest - programming that is designed to provide general information concerning educational trends or interests or trends or interests related to computer products and technology.

                                   Exhibit B
                                   ---------
                                      to
                                      --
                      Programming Distribution Agreement
                      ----------------------------------


Distributor shall pay Tape Fees as follows:

                               Minimum Monthly
                               ---------------
Calendar Qtr.                  Guaranteed Tape Fee (USD)        Monthly Rate Per Subscriber (USD)
- -------------                  ------------------------------------------------------------------

                                              Year One
                                              --------

First                          $51,900/month                    Up to 150,000         0.346
                                                                Over 150,000          0.000

Second                         $69,200/month                    Up to 200,000         0.346
                                                                Over 200,000          0.000

Third                          $86,500/month                    Up to 250,000         0.346
                                                                Over 250,000          0.000

Fourth                         $103,800/month                   Up to 300,000         0.346
                                                                Over 300,000          0.000

                                              Year Two
                                              --------

First                          $112,450/month                                         0.346

Second                         $121,100/month                                         0.346

Third                          $129,750/month                                         0.346

Fourth                         $138,400/month                                         0.346

                                                                              l1